Exhibit 99.1

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Intuitive Appoints Sreelakshmi Kolli to its Board of Directors
SUNNYVALE, CALIF. October 31, 2023 – Intuitive (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced the appointment of Sreelakshmi Kolli, executive vice president and chief digital officer at Align Technology, to its board of directors, effective October 27, 2023.
“Sree has deep expertise in applying technology to transform industries, enable business growth and drive strategy,” said Intuitive CEO Gary Guthart. “We look forward to her insights, particularly with respect to digital capabilities and meaningful customer experiences, as we continue to advance what’s possible in minimally invasive care.”
In her current role at Align Technology, Kolli is responsible for leading software, data, enterprise, cloud and infrastructure engineering focused on design and development of Align’s Digital Platform. She joined the company in 2003 and held positions of increasing responsibility, leading and transforming business operations and engineering platforms. Prior to joining Align Technology, she held technical lead positions with Citadon and Accenture.
Kolli is on the board of directors for Zimmer Biomet, serves as chair of Zimmer Biomet’s Quality, Regulatory & Technology Committee and is a member of its Audit Committee.
Kolli has been named Silicon Valley Business Journal and San Francisco Business Times’s CIO of the Year for Innovation and Transformation, and one of Silicon Valley Business Journal’s 100 Women of Influence. She has served as an external advisor on the Board of Trustees Committee on Information Technology at the University of San Francisco. She is a member of advisory boards for several technology and venture capital companies. She received her master’s degree in computer applications from the National Institute of Technology in Trichy, India, and completed Stanford’s Executive Program.
With Kolli’s addition, and as part of Intuitive’s ongoing board balancing and succession plan, the board of directors will expand to 12 members.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global leader in minimally invasive care and the pioneer of robotic surgery. Our technologies include the da Vinci surgical system and the Ion endoluminal system. By uniting advanced systems, progressive learning, and value-enhancing services, we help physicians and their teams optimize care delivery to support the best outcomes possible. At Intuitive, we envision a future of care that is less invasive and profoundly better, where diseases are identified early and treated quickly, so patients can get back to what matters most.
Product and brand names/logos are trademarks or registered trademarks of Intuitive Surgical or their respective owner. See www.intuitive.com/trademarks.
For more information, please visit the Company’s website at www.intuitive.com.